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                                                                EXHIBIT 99(c)(8)

BACOU USA FORECAST PREPARED IN JULY 2000

    In connection with Christian Dalloz' review of Bacou USA and in the course of the negotiations between the Bacou Group and Christian Dalloz described in "SPECIAL FACTORS--Background of the Merger and the Related Acquisition Transaction," Bacou USA provided Christian Dalloz with certain non-public business and financial information. Initially, Bacou USA provided Christian Dalloz with projections prepared by Bacou USA's management in July 2000 and which are set forth below. The July 2000 forecast was initially prepared for the purpose of being included in the confidential information memorandum provided to bidders in the first stage of the auction process. Because the July 2000 forecast was prepared more than ten months prior to the signing of the merger agreement, by which time the actual operating performance of Bacou USA was such as to indicate that such forecast was no longer reasonable and because there has been a downturn in economic and industry trends since such forecast was prepared, Bacou USA believes that the July 2000 forecast is unreliable. Consequently, although the oversight committee, our board of directors and UBS Warburg LLC reviewed the Bacou USA July 2000 forecast, they did not consider it, with respect to the oversight committee and our board of directors, in connection with approving the merger agreement and the merger, or with respect to UBS Warburg LLC, in its analysis of the fairness from a financial point of view of the merger consideration to be received by our public stockholders.

    Bacou USA does not, as a matter of course, publicly disclose forecasts or analysis as to future revenues or earnings. The July 2000 forecast was not prepared with a view to public disclosure and is included in this information statement only because such information was made available to Christian Dalloz in connection with its acquisition of Bacou USA. Accordingly, it is expected that there will be differences between actual results and the potential results reflected in the forecast, and actual results are likely to be materially less than those set forth below. The July 2000 forecast analysis was not prepared with a view to comply with the published guidelines of the SEC regarding forecasts, nor was it prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Moreover, KPMG, Bacou USA's independent auditors, has not examined, compiled or applied any procedures to the July 2000 forecast in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on its reasonableness, accuracy or achievability. These forward-looking statements reflect numerous assumptions made by Bacou USA's management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance, general business, economic, regulatory, and market and financial conditions, all of which are difficult to predict, are likely to cause the July 2000 forecast or the underlying assumptions to be inaccurate. Accordingly, we believe that the July 2000 forecast is likely not to be realized, and actual results are likely to be materially less favorable than those contained in the July 2000 forecast.

    The inclusion of the July 2000 forecast herein should not be regarded as an indication that the oversight committee, our board of directors, Bacou USA, Christian Dalloz or any of their respective financial advisors considered or consider the July 2000 forecast to be a reliable prediction of future events, and the July 2000 forecast should not be relied upon as such. To the extent the July 2000 forecast represents Bacou USA management's analysis of possible future performance, such estimate is made only as of the date of such analysis and is not made as of any later date, and stockholders should take this into account when evaluating any factors or analyses based on the Bacou USA analysis.
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    The Bacou USA financial forecast prepared in July 2000 and provided to
Christian Dalloz is summarized below:

                                                                2001       2002       2003
                                                              --------   --------   --------
Net sales...................................................   $349.1     $392.4     $431.3
Cost of sales...............................................    182.8      203.7      219.8
                                                               ------     ------     ------
  Gross profit..............................................    166.3      188.7      211.5
Operating expenses:
  Selling...................................................     51.1       55.3       60.1
  General and administrative................................     22.0       22.7       23.9
  Research and development..................................      6.1        6.5        6.8
  Amortization of intangible assets.........................     10.0       10.0       10.0
                                                               ------     ------     ------
      Total operating expenses..............................     89.2       94.5      100.8
                                                               ------     ------     ------
Operating income............................................   $ 77.1     $ 94.3     $110.7
                                                               ======     ======     ======